Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Thousands of Dollars, Except Share Information)	2022	2021	2022	2021
Operating Revenues	$3,215,645	$2,432,794	$9,259,596	$7,381,172

Operating Expenses:
Purchased Power, Fuel and Transmission	1,388,041	880,639	3,718,278	2,529,217
Operations and Maintenance	454,289	389,065	1,378,897	1,265,754
Depreciation	302,143	276,846	885,711	822,197
Amortization	111,287	45,236	418,644	158,860
Energy Efficiency Programs	162,545	143,796	498,708	460,814
Taxes Other Than Income Taxes	240,047	213,881	683,441	623,827
Total Operating Expenses	2,658,352	1,949,463	7,583,679	5,860,669
Operating Income	557,293	483,331	1,675,917	1,520,503
Interest Expense	178,174	147,962	491,509	431,162
Other Income, Net	89,831	43,768	255,253	124,588
Income Before Income Tax Expense	468,950	379,137	1,439,661	1,213,929
Income Tax Expense	117,661	94,091	349,305	294,461
Net Income	351,289	285,046	1,090,356	919,468
Net Income Attributable to Noncontrolling Interests	1,880	1,880	5,639	5,639
Net Income Attributable to Common Shareholders	$349,409	$283,166	$1,084,717	$913,829
Basic Earnings Per Common Share	$1.01	$0.82	$3.13	$2.66
Diluted Earnings Per Common Share	$1.00	$0.82	$3.13	$2.65

Weighted Average Common Shares Outstanding:
Basic	347,297,411	344,023,846	346,115,823	343,848,905
Diluted	347,762,693	344,669,782	346,573,101	344,480,056

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.